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                           ARTICLES OF INCORPORATION

                                       OF

                           PACIFIC SCIENTIFIC COMPANY




FIRST:   The name of this corporation is: PACIFIC SCIENTIFIC COMPANY

SECOND:   The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:   The corporation elects to be governed by all the provisions of the
General Corporation Law of California as effective January 1, 1977 and as subsequently amended not other wise applicable to it under Chapter 23 thereof.

FOURTH:   This corporation is authorized to issue two classes of shares to be designated respectively "Preferred Stock" and "Common Stock"; the total number of shares which this corporation is authorized to issue is thirty-two million (32,000,000), and the aggregate par value of all shares that are to have a par value is thirty-two million dollars ($32,000,000) and (a) the number of shares of Preferred Stock is two million (2,000,000) and the par value of each of such shares shall be one dollar ($1), and (b) the number of shares of Common Stock is thirty million (30,000,000) and the par value of each of such shares shall be one dollar ($1).

The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly





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unissued series of shares of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of these; and, within the limitations and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. The term "fixed for such series" and correlative terms shall mean stated in a resolution or resolutions lawfully adopted by the board of directors in exercise of such authority thus granted. All shares of Preferred Stock shall be of equal rank and shall be identical in all respects except in respect of the particulars that may be fixed by the board of directors as hereinabove in this Article Fourth provided.

Except as provided in the resolution or resolutions fixing the terms of any series of Preferred Stock or as otherwise provided by law, the holders of shares of Common Stock shall have and possess the exclusive voting rights and owners, and the holders of shares of Preferred Stock shall have no voting rights or powers.

FIFTH:

(a) The provisions of paragraph (b) of this Article Fifth shall not apply to any transaction (i) between the corporation and any one or more of its wholly owned subsidiaries; (ii) that is a merger for which, except for the requirements of this Article Fifth, approval by the stock-holders of the corporation is not required by the General Corporation Law of California; (iii) that is a merger in which the corporation is the surviving entity (as hereinafter defined); (iv) that has been approved by the board of directors of the corporation either (a) unanimously, or (b) prior to the acquisition by any Person that is an associate of the corporation (as those terms are hereinafter defined) of the beneficial ownership of five percent (5%) or more of the outstanding shares of stock of this corporation; or (v) in which all of the following conditions are satisfied:





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         (1)     The cash or fair market value of the property, securities or other consideration to be received per share by holders of the stock of this corporation in such transaction is not less than the higher of (i) the highest per share price (as hereinafter defined) paid by such associated Person in acquiring any of its holdings of this corporation's stock or (ii) an amount which bears the same or a greater percentage relationship to the market price of this corporation's stock immediately prior to the announcement of such transaction as the highest per share price determined in
                 (i) above bears to the market price of this corporation's stock immediately prior to the commencement of acquisition of this corporation's stock by such associated Person, but in no event in excess of two times the highest per share price determined in (i), above; and

         (2) After becoming an associated Person and prior to the consummation of such business combination, (i) such associated Person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from this corporation (except upon conversion of convertible securities acquired by it prior to becoming an associated Person or upon compliance with the provisions of this Article Fifth or as a result of a pro rata stock dividend or stock split), (ii) such associated Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, other financial assistance or tax credits provided by this corporation, or made any major changes in this corporation's business or equity capital structure, and (iii) there shall have been no reduction in the rate of dividends payable on the corporation's Common Stock, except as may have been approved by unanimous vote of the directors; and





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         (3)     A proxy statement responsive to the requirements of the
                 Securities Exchange Act of 1934, whether or not this corporation is then subject to such requirements, shall be mailed to the public stockholders of this corporation for the purpose of soliciting stockholder approval of such transaction and shall contain at the front thereof, in a prominent place
                 (i) any recommendations as to the advisability (or inadvisability) of the transaction which any of the directors may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of this corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for its services by this corporation upon receipt of such opinion, to be one of the so-called major bracket investment banking firms which has not previously been associated with such associated Person and, if there are at the time any such directors, to be selected by a majority of the outside directors).

(b)      Except as set forth in paragraph (a) of this Article Fifth,

         (1) The adoption of any agreement for the merger of the corporation with or into any other Person that is an associate of the corporation, or

         (2) The authorization of any sale, lease, transfer, exchange or other disposition to any other Person that is an associates of the corporation of all or substantially all of the assets of the corporation, or any part of such assets having a then fair market value equal to or greater than fifty percent (50%) of the then fair market value of the total assets of the corporation, shall require (i) the affirmative vote of the





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                 holders of at least a majority of the outstanding shares of stock of the corporation entitled to vote exclusive of shares owned beneficially (as hereinafter defined) by any such other Person, and (ii) the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the corporation entitled to vote.

(c)      For the purposes of this Article Fifth:

         (1) Any specified Person shall be deemed to be the "beneficial owner" of shares of stock of the corporation (A) which such specified Person or any affiliate or associate (as such terms are hereinafter defined) or such Person beneficially owns, directly or indirectly, whether of record or not, (B) which such specified Person or any affiliate or associate of such Person has the right to acquire pursuant to any agreement or
                 (C)  which are beneficially owned,

                 directly or indirectly [including shares deemed owned through application of clauses (A) or (B) above], by any other Person with which such specified Person or any affiliate or associate of such specified Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of voting securities of the corporation.

         (2) A "Person" is an individual corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         (3) An "affiliate" of a specified Person is any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the specified Person.





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         (4)     An "associate" of a specified Person is (A) any Person who is, directly or indirectly, the beneficial owner of five percent (5%) or more of any class of equity securities of such specified Person or who is an officer, director, trustee or partner of such specified Person or any affiliate of such specified Person, (B) any trust or estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as a trustee or in a similar fiduciary capacity, and (C) any relative or spouse of such specified Person, or any relative of such spouse, who has the same home as such specified Person.

         (5) The corporation shall be the "surviving entity" in any merger in which: (A) the stockholders of the corporation immediately prior to the merger own immediately after the merger the same stock of the corporation they owned immediately prior to the merger, subject to their rights, if any, under the General Corporation Law of California as dissenting stockholders; and
                 (B) the stockholders of the corporation immediately prior to the merger (other than any Person with or into which the corporation merges or any affiliate or associate of such Person) own immediately after the merger, subject to the same rights, if any, as dissenting stockholders, stock possessing at least a majority of the voting power of the corporation. For the purpose of the preceding clause (B), (i) the voting power of the corporation shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into stock entitled to vote but not assuming the exercise of any warrant or right to subscribe to or purchase such stock, and (ii) in determining the ownership of voting stock of the corporation immediately after the merger, voting stock received by reason of the ownership of stock of another party to the merger owned immediately prior to the merger shall be disregarded.





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         (6)     A "merger" is a merger in accordance with Chapter 11 of the
                 General Corporation Law of California.

         (7) All references to the "highest per share price" shall mean the per share price inclusive of brokerage commissions, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees.

         (8) All references to the "General Corporation Law of California" shall mean Division 1 of Title 1 of the California Corporations Code as in effect at the time of this amendment and all amendments thereto thereafter adopted.

(d) The board of directors of the corporation shall have the power to determine, for purposes of this Article Fifth on the basis of information then known to the board:

         (1) The fair market value of any assets of the corporation proposed to be disposed of in a transaction of the character referred to in paragraph (b)(2) of this Article Fifth, and the fair market value of the total assets of the corporation;

         (2) Whether any Person referred to in paragraph (b) of this Article Fifth is the beneficial owner of the outstanding securities of the corporation entitled to vote and the extent of such beneficial ownership; and

         (3) Whether by reason of paragraph (a) of this Article Fifth, paragraph (b) of this Article Fifth does not apply to a transaction.

Any such determination shall be conclusive and binding for all purposes of this Article Fifth.





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(e)      This article Fifth may be amended only upon receiving the affirmative vote of the holders of at least two-thirds of all outstanding shares of the corporation entitled to vote.

SIXTH:   The personal liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law, as the same exists and to such greater extent as California law may hereafter permit.

SEVENTH:   The corporation is authorized to indemnify any agent (as hereinafter defined) to the maximum and broadest extent permitted by California law, as the same exists when this Article Seventh becomes effective and to such greater extent as California law may thereafter permit, if and to the extent such agent becomes entitled to indemnification by bylaw, agreement, vote of shareholders or disinterested directors or otherwise. This authorization includes, without limitation, the authority to indemnify any agent in excess of that otherwise expressly permitted by Section 317 of the California Corporations Code as to action in an official capacity and as to action in another capacity while holding such office for breach of duty to the corporation and its shareholders, provided, however, that the corporation is not authorized to indemnify any agent for any acts or omissions from which a director may not be relieved of liability as set forth in the exceptions to Paragraph (10) of Section 204(a) of the California Corporations Code or as to circumstances in which indemnity is expressly prohibited by Section 317 of the California Corporations Code. When used in this Article Seventh, "agent" shall have the meaning assigned to this term in Section 317 of the California Corporations Code. Each reference in this Article Seventh to a provision of the California Corporations Code shall mean that provision when this Article Seventh becomes effective and as the same may be amended thereafter from time to time, but only to the extent that such amendment would broaden or increase the scope or magnitude of permissible indemnification.





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